Messineo & Co., CPAs LLC 2471 N McMullen Booth Road, Suite 302 Clearwater, FL 33759-1362 T: (518) 530-1122 F: (727) 674-0511

EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

November 18, 2014

We have read the statements included in the Form 8-K/A, dated October 31, 2014, of Nemus Bioscience, Inc., previously known as Load Guard Logistics, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

We have no basis to either agree or disagree with other statements of the registrant contained in the Form 8-K

Very truly yours,
Messineo & Co., CPAs, LLC
Clearwater, Florida